SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported):  June 30, 1997


                    THE DOW CHEMICAL COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware             1-3433             38-1285128
  (State or other    (Commission File       (IRS Employer
  jurisdiction of         Number)        Identification No.)
  incorporation)


        2030 Dow Center, Midland,        48674
              Michigan
     (Address of principal executive (Zip Code) offices)


 Registrant's telephone number, including area code:  (517) 636-
                              1000


                         Not applicable
 (Former name or former address, if changed since last report.)



Item 5.  Other Events

     The Dow Chemical Company issued two press releases on June
30, 1997, the texts of which are as follows:


June 30, 1997


FOR MORE INFORMATION:
Darlene MacKinnon
The Dow Chemical Company
2030 Dow Center
Midland, MI   48640
517/636-2876



DOW ACQUIRES LILLY INTEREST IN DOWELANCO

June 30, 1997 - The Dow Chemical Company has completed its purchase of Eli Lilly and Company's 40 percent stake in DowElanco for $900 million plus Lilly's share of undistributed earnings.
The purchase, which is the result of Lilly's exercise of its option to sell, makes Dow the sole owner of DowElanco.

DowElanco, with annual sales of $2 billion, is one of the world's largest research-based agricultural products companies. The company is also the majority owner of Mycogen Corporation, a diversified agricultural biotechnology company.

"We are very excited about the opportunity to become 100 percent owners of DowElanco," said William S. Stavropoulos, Dow's president and CEO. "We see tremendous value growth potential in the agricultural products industry, especially as a result of DowElanco's strong position in biotechnology. This acquisition is a strong fit with our growth strategy which focuses on high-value businesses that complement our core strengths and adds to our growing portfolio of less cyclical performance businesses."

                               ###


June 30, 1997


FOR FURTHER INFORMATION:
Darlene MacKinnon
The Dow Chemical Company
2030 Dow Center
Midland, MI  48674
517/636-2876



 Dow Sells its Shares of Destec Energy, Inc. to NGC Corporation

June 30, 1997 - The Dow Chemical Company has completed the sale of its 45 million shares (more than 80 percent of the outstanding stock) of Destec Energy, Inc. to NGC Acquisition Corporation for $21.65 per share. On February 18, 1997, Dow announced that it had agreed to the merger of Destec Energy, Inc. and NGC
Acquisition Corporation.    The merger was ratified by
shareholders at Destec's Annual Meeting of Stockholders on June 4, 1997 and the transaction was approved by the Federal Energy Regulatory Commission on June 25, 1997.

Dow's sale of Destec Energy, Inc. is consistent with the company's strategy to maximize shareholder value through the divestment of assets that do not fit with its long-term strategic objectives.

Dow intends to use the proceeds from this sale for the continued repurchase of its own shares and for other general corporate purposes.



                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    THE DOW CHEMICAL COMPANY
                           Registrant



                                        /s/G. MICHAEL LYNCH
                                        G. Michael Lynch
                                        Vice President and
                                        Controller


                                        Date:  June 30, 1997